                                                           EXHIBIT 10.11

                            AEC ONE STOP GROUP, INC.
                              DATABASE LICENSE AND
                 CONSUMER DIRECT FULFILLMENT SERVICES AGREEMENT

1. PARTIES: This Database License and Consumer Direct Fulfillment Services Agreement is being entered into as of this ___ day of November , 1999, by and between AEC One Stop Group, Inc., a Delaware corporation, with its principal offices located at 4250 Coral Ridge Drive, Coral Springs, Florida 33065, hereafter referred to as ("AEC"), and AudioHighway.Com, a California Corporation, with its principal place of business located at 20600 Mariani Avenue, Cupertino, CA 95014, as an Interactive Retailer (as an "on-line" store or otherwise similarly), hereafter referred to as ("COMPANY" or "your" or "you").

2. SERVICES: AEC will (i) supply COMPANY with use of AEC's All-Music Guide and AEC's All-Movie Guide in electronic form (the "Databases"), (ii) supply COMPANY with updating and general service with regard thereto, (iii) perform as the wholesale provider (i.e., fulfillment) of the musical recordings and related products which COMPANY sells via its Interactive Retailing to its customers and (iv) fulfill consignment product orders by shipping directly to such customers (the "Products"). Particulars of such services and performance standards are set forth in General Terms & Conditions Agreement attached.

3. EXCLUSIVITY: In using the Database, you agree to use such Database exclusively in connection with your Interactive Retailing (i.e., not to use competitive services for your internet retailing business, except as set forth below) and to use AEC's audio fulfillment services exclusively in connection with your internet retail sales of audio products sold to you by AEC as provided herein (i.e., subject to product availability and the other terms set forth in the Terms and Conditions attached hereto. COMPANY's agreement to use such Database exclusively, however, shall be subject to the following conditions:

          (i) COMPANY may temporarily use the services of an alternative audio content provider to satisfy its distribution needs in the event that that the audio product at issue is on backorder exceeding five days or is otherwise "commercially unavailable" as defined in paragraph 2.2.1.2.

          (ii) Nothing in paragraph 3 or this Agreement shall prohibit COMPANY from entering into direct business relationships with labels, producers, or other entities, whether the business relationship involves the sale of audio content directly to COMPANY or otherwise.

     AEC shall be the primary supplier for video, DVD and Game product.

     Notwithstanding the foregoing, if you determine in good faith that your Interactive Retailing services will be materially enhanced by using a third party database ("Other Database"), you agree that you shall:

          a. In no way co-mingle the AEC Database fields and data elements with the Other Database(s) or elements thereof; and

          b. In all respects identify and brand the AEC Database elements in strict compliance with the requirements of this agreement.

4. TERM: This Agreement will terminate three years from date hereof, unless extended or earlier terminated by consent of the parties or pursuant to the General Terms & Conditions attached hereto, e.g., if AEC fails to meet adequate Performance Standards (as defined therein) or your sales levels for any three month period (after a start-up period) average less than $25,000 a month. Term may be extended an additional two (2) years, for a total of five (5) years, by agreement of the Parties. Initial term and extensions and renewals shall be referred to as the Term of this Agreement.

5.   FEES:

     (i) FULFILLMENT SALES - NO SPECIAL FEE: Sales shall be fulfilled at AEC's standard "one-stop" prices "to the trade", as they exist generally from time to time. Initial pricings are as provided in the General Terms & Conditions attached hereto (see particularly Exhibit 1 thereto) and subsequent prices shall be generally noticed to the trade and you by AEC.


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                                                                        Page 2

     (ii) DATABASE USE: the Database License Fee ("License Fee") shall be based on your aggregate site fulfillment sales, and shall be equal to:

               - (1.0%) of monthly sales; against a monthly guaranteed minimum amount of $4,000.

     (iii)SET-UP FEES: The one-time set-up fee for order processing shall be waived.

     (iv) AEC and COMPANY agree to, in good faith, discuss one stop prices to the trade and to adjust COMPANY'S prices relative to COMPANY'S sales volumes.

In each case, set-up fees are payable concurrent with the execution hereof.

6. SALES: As used herein, and in the General Terms and Conditions, "Sales" shall mean sales of product by AEC to COMPANY, and shall exclude (unless expressly stated otherwise) sales of Consignment Products (as defined in the General Terms and Conditions).

7. GENERAL TERMS AND CONDITIONS: Shipping and return policies and procedures, credit card processing procedures, electronic interfacing protocols, representations and warranties, choice of law provisions, etc., are all as contained in the General Terms & Conditions attached, and such terms and conditions are an integral part of this Agreement.

8. AEC authorizes the following Electronic Commerce Web Site for the use of the AEC DATABASE(S).

          (i)  Web Site Domain Name
                                          --------------------------------------
          (ii) Web Site Platform (NT/Unix)
                                          --------------------------------------
          (iii)Web Internet Provider
                                          --------------------------------------
          (iv) Internal I.P. Address
                                          --------------------------------------
          (v)  Estimated beta test date
                                          --------------------------------------
          (vi) Estimated Launch date
                                          --------------------------------------

          PLEASE EXECUTE THIS AGREEMENT BELOW, AND RETURN THE COUNTERSIGNED AGREEMENT(S) (TOGETHER WITH YOUR CHECK FOR THE START-UP FEES) TO AEC.

Agreed:

Company Name:   AUDIOHIGHWAY.COM                                   AEC ONE STOP GROUP, INC.

Name:           Nathan Schulhof                      Name:
               -----------------------------------              -----------------------------------
                Individual signing (Please print)                Individual signing (Please print)

Signature:                                           Signature:
               -----------------------------------             -----------------------------------

Title:          President & CEO                      Title
               -----------------------------------             -----------------------------------


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                                                                        Page 3

                           GENERAL TERMS & CONDITIONS
                          FOR THE DATABASE LICENSE AND
                 CONSUMER DIRECT FULFILLMENT SERVICES AGREEMENT

1.   BACKGROUND.

     1.1 COMPANY (as identified in the cover sheet hereto) is engaged in the business of selling prerecorded audio products in all formats and related products, by offering to individual consumers ("Customers") an interactive retail purchasing service on an Internet web site or via any other substantially equivalent electronic mechanism or mechanisms (i.e. an "On-Line Store");

     1.2 COMPANY desires that AEC provide the database and fulfillment services required to fulfill orders received from Customers;

     1.3 AEC compiles (a) a general interest music guide containing, among other things, lists of artists, albums, ratings, reviews and other information, which is published under the trade name "All-Music Guide," and (b) a general interest movie guide containing, among other things, lists of film stars, motion pictures, ratings, reviews and other information, using the "AMG" and "MATRIX" logos and marks. In addition, AEC compiles a database which provides information regarding the availability and pricing of record products (the "AEC Inventory File"). The AEC Inventory File, the All-Music Guide, and the All-Movie Guide, as published in electronic form, shall be referred to collectively herein as either the "DATABASES;"

     1.4 AEC is in the business of wholesaling and fulfilling orders for audio and video products.

2.   AEC SERVICES: DATABASE, FULFILLMENT AND CONSIGNMENT.

     2.1   DATABASE SERVICES.

           2.1.1 GENERAL LICENSE. AEC hereby grants to COMPANY a non-exclusive license, without the right of sublicense, to use each of the latest versions and releases of the DATABASES, along with the DATABASE programs and data contained therein, including all future revisions, enhancements and updates of the DATABASES in accordance with the terms of this Agreement, and COMPANY agrees to use the licensed DATABASES solely for the purposes of marketing and selling products secured from AEC (via the fulfillment services provided for herein) and sold via COMPANY's On-Line Store.

           2.1.2   SPECIFIC SERVICES:

                   2.1.2.1 AEC shall provide COMPANY with the DATABASES, and with updates of the DATABASES not less frequently than monthly so as to make the information contained in the DATABASES current and complete to the same extent as the versions of the DATABASES which are current at the time the Agreement is executed, which versions have been reviewed by COMPANY, except that with respect to the AEC Availability File, AEC shall be updated daily or weekly, as mutually agreed by AEC and COMPANY. AEC shall deliver to COMPANY pursuant to this Agreement, one (1) copy of the current DATABASES no later than fourteen (14) days (unless otherwise agreed upon by both parties) after the execution of the Agreement, and thereafter AEC shall deliver to COMPANY one (1) updated copy of updates of the DATABASES no later than the fifth day of each month (unless otherwise agreed upon by both parties) in a format to be mutually agreed upon. Delivery shall be by FTP pick-up, at a designated site for COMPANY's site, unless otherwise agreed by the parties. Any expenses for any other method of delivery shall be borne by COMPANY.

                   2.1.2.2 AEC shall provide appropriate maintenance and support for the DATABASES to COMPANY personnel.

           2.1.3   TITLE, DELIVERY AND COPIES.

                   2.1.3.1 COMPANY acknowledges and agrees that the DATABASES and all revisions, modifications and enhancements thereof provided by AEC to COMPANY under this Agreement are the exclusive and proprietary information of AEC. Title and full ownership rights thereto, including but not limited to copyright, trade secret, trademark, trade name and other intellectual and proprietary rights, are reserved to, and shall remain with and be the valuable property of AEC. COMPANY acknowledges the valuable, proprietary nature of the DATABASES, including all revisions, modifications and enhancements thereof, and agrees not to sell , disclose, reproduce, or otherwise use the DATABASE in a manner which is unlawful or which is not consistent with the express terms of this Agreement and not to contest in any way whatsoever the propriety status of the DATABASES or AEC's subsisting


                                                                 CONFIDENTIAL
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                                                                        Page 4

copyrights therein. COMPANY will not remove any proprietary or confidential legends or markings which AEC has placed upon or within the DATABASES. AEC agrees that any customer identifying information provided by COMPANY shall remain the property of COMPANY and shall not be disseminated by AEC to any third parties without COMPANY's express written authorization.

                    2.1.3.2 COMPANY acknowledges that AEC may, at any time or times during the term of this Agreement, substitute a new version of the DATABASES for the version of the DATABASES originally provided hereunder; in which case the license granted COMPANY shall cease with respect to the replaced version of the DATABASES, and COMPANY shall purge all copies of the replaced version from COMPANY's computer system and from any other computer storage device or medium as to which COMPANY has or should have control consistent with this license.

     2.2   FULFILLMENT SERVICES.

           AEC shall supply to Customers the Products offered over COMPANY's On-Line Store and ordered by the Customers (unless "Commercially Unavailable" as provided below); and in connection therewith AEC shall perform the fulfillment, technical, and professional services described below.

           2.2.1    AEC FULFILLMENT SERVICES DEFINED.

                    2.2.1.1 INTERNET FULFILLMENT SITE. - AEC will interface with COMPANY's Internet fulfillment site (or equivalent) in one of the following methods, as mutually agreed:

                              (i)      Standard EDI file transmission to
and from COMPANY and AEC. Orders will be sent to AEC at mutually agreed pre-determined intervals. Orders may be transmitted via the Internet (FTP) , X. 12, an AEC bulletin board or another mutually agreed method.

                              (ii)     Advanced on-line connectivity in
order to query or commit for Customers in real time fulfillment. AEC will provide an API Library and/or code to implement the connection between Unix to Unix or NT to Unix systems. Custom programming on COMPANY's web site to interface with AEC is the primary responsibility of COMPANY.

                              (iii)    AEC will provide COMPANY with access to
an AEC web site location to query and maintain order status and return authorizations directly from the AEC fulfillment computer system.

                    2.2.1.2 PROCESSING ORDERS; SHIPPING PRODUCT. AEC shall, upon AEC's receipt of a Verified Order (as hereinafter defined), (i) process such order and (ii) arrange to have the Ordered Product (as hereinafter defined) shipped to the Customer. All orders will be quality controlled through advanced sorting and UPC verification methods. AEC will have no obligation to accept orders for or to ship any item of Product which is Commercially Unavailable (as hereinafter defined).

     "Commercially Unavailable": A particular item is Commercially Unavailable if, at the time the order for such item is received by AEC or during the process of such order being fulfilled, such item is not in the inventory of AEC (at AEC's sole commercial discretion) and (a) is no longer manufactured; (b) is not reasonably available to AEC from the company that releases such product; or (c) has been deleted from the catalog of the company that releases such items. To the extent such a product is Commercially Unavailable and COMPANY can assist in AEC achieving availability, and AEC requests such assistance, COMPANY shall use its good faith efforts to so assist.

     "Ordered Product" shall mean the units of product ordered by a Customer with a Verified Order.

     "Verified Order" means an order that provides all of the information specified in AEC technical documents and which has been authorized by AEC's or Company's credit card contractor to be debited from the consumer's account. Technical requirements include, but are not limited to, valid account, address, credit card information and product related information. The AEC credit card or Company credit card verification validates the consumer's payment capability.

                    2.2.1.3 SPECIAL HANDLING. AEC, at no charge, will insert one (1) promotional item on behalf of COMPANY with each shipment subject to the understanding that all AEC costs reasonably associated with the inserts shall be borne by COMPANY. Finally, all special handling considerations shall be reviewed during formal operations meetings and it is understood that AEC and COMPANY shall negotiate, in good faith, as to the cost, if any, which will be charged for such special handling. AEC reserves the right to reject any insert for any reason unless insert has been approved by AEC in advance.

                    2.2.1.4 ACCOUNT REPRESENTATIVES. AEC will make available account representatives who will be responsible for using reasonable efforts to meet all customer service, product sales, and technological needs.

                    2.2.1.5 TWO-WAY INTERACTION. AEC will communicate interactively (batch or on-line) with COMPANY in an agreed method to provide electronic updates on orders shipped, including shipping methods, tracking numbers, fill, invoice totals, and all pertinent data reasonably requested by COMPANY.


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                                                                        Page 5

                    2.2.1.6 RETAILER PACKAGING IDENTIFICATION. AEC shall be an invisible fulfillment arm. AEC will produce custom invoices, shipping labels and packaging consistent with AEC technologies and capabilities that will accompany an order to identify the product/order as from COMPANY.

                    2.2.1.7 CREDIT CARD PROCESSING. CREDIT CARD PROCESSING. Customer's credit card orders shall be processed in one of the following manners (check one):

                                X  COMPANY shall, using its own merchant account
                              ----
number, process all credit card orders without any credit card processing assistance from AEC. All costs related thereto shall be borne by COMPANY. Each Consumer Direct Fulfillment (CDF) order received by AEC from COMPANY will be processed for shipment by AEC, and AEC assumes no role in the consumer level verification, and settlement of individual consumer credit cards.

                                   Using COMPANY's merchant account number, AEC
                              ----
shall perform all credit card processing functions at no additional cost to COMPANY above fees charged by third parties (e.g., the merchant bank, credit card clearinghouse and online cyber processing center); there shall be no processing charge paid to AEC by COMPANY for handling this process.

           2.2.2   PERFORMANCE STANDARDS FOR AEC.

                    2.2.2.1 FILL STANDARDS - AEC represents that each fill percentage during any two calender month period shall be 90% on commercially available audio product if ordered via AEC's on-line real time communication and commitment system and 80% if ordered via batch communication (excluding, however, cut-outs, commercially unavailable product, imports and selected product not available from vendors).

                    2.2.2.2 SHIPPING STANDARDS - 95% of all product orders (unless "Commercially Unavailable" as provided in above) shall be shipped from an AEC facility within cut-off times to be reasonably mutually determined from time to time consistent with Section 2.2.3 below.

           2.2.3   Shipping & Return Procedures.

                    2.2.3.1 SHIPPING. Daily cut-off times should be reasonably mutually determined from time to time, but, currently, same day service can be offered until 1:00 PM EST. Current methods of shipment include: United States Postal Service and United Parcel Service. AEC shall offer to COMPANY the full range of shipping options to Customers of COMPANY at no additional cost above fees normally charged by the shipping carriers.

                    COMPANY acknowledges that the shipping rates charged to AEC by its shipping carrier represent leveraged pricing at rates significantly below published rates. COMPANY agrees that such shipping rates constitute Confidential Information of AEC under this Agreement, subject to the provisions of Section 4 hereof.

                    2.2.3.2 RETURNS. COMPANY shall assume and pay for all shipping and other costs incurred in the return, refused and undeliverable, or exchange of Ordered Product. Notwithstanding the foregoing, AEC shall be responsible for all Ordered Product either incorrectly shipped to a Customer or damaged while in transit to the Customer, but only if such Ordered Product was shipped via an insured and traceable carrier. In such cases, AEC shall assume and pay for all shipping and other costs incurred in the return or exchange of Ordered Product and will ensure that COMPANY incurs no product cost for the involved transaction.

           2.2.4   PRICES, COSTS, FEES.

                    2.2.4.1 FULFILLMENT PRICES. AEC shall initially price Products at the standard one-stop published prices (the "Fulfillment Prices"), which may be increased or decreased from time to time (e.g., when the manufacturers of Product change their list prices to AEC). The Fulfillment Prices as of the date of this Agreement are set forth in Exhibit 1 hereto. The lower of the two prices reflected on such Exhibit I for Product sold hereunder is the amount to be retained by or paid to AEC hereunder for such sales.

                    2.2.4.2 SHIPPING COSTS; CREDIT CARD PROCESSING. In addition to the Fulfillment Prices, COMPANY shall pay the costs of credit card processingAEC's actual costs of the corrugated shipping box, and shipping costs required to ship the Products to the Customer.

                    2.2.4.3 Company shall pay AEC actual packaging costs, currently at approximately $0.20 (twenty cents) per ORDER, provided that AEC shall be entitled to raise the amount to match AEC's verifiable increased costs for packaging materials, if any, if such costs should increase during the term of this Agreement.

     2.3   CONSIGNMENT PRODUCTS/SERVICES.


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                                                                        Page 6

           2.3.1 SERVICES. AEC shall receive, warehouse and manage COMPANY'S inventory of all such other products ("Consignment Products") as may be offered for sale on the On-Line Store from time to time (e.g. t-shirts, hats, sweatshirts and other merchandise) and shall fulfill all orders thereof on COMPANY'S behalf and in accordance with the terms of Exhibit III hereto.

           2.3.2 OWNERSHIP OF CONSIGNMENT PRODUCT. As between AEC and COMPANY, all Consignment Product inventory shall remain the property of COMPANY at all times. AEC agrees that while such Consignment Product is in its possession it shall safeguard such inventory in the same manner that it safeguards items in its own inventory

3.   COMPANY RESPONSIBILITIES.

     COMPANY shall cooperate with AEC as required by this Agreement and shall perform the responsibilities described in this Agreement, including particularly, but without limitation, those more specifically described below:

     3.1 TECHNICAL COOPERATION. COMPANY shall cooperate with AEC to develop the technical linkages between COMPANY's Internet fulfillment site and the DATABASES. If COMPANY requires the technical assistance and resources of AEC's information technology experts beyond a "reasonable amount" (as reasonably determined by AEC), then all such excess hours shall be charged at the then current rates of AEC's affiliated information technology consulting services group. Such rates at January 1, 1999 were $110 per hour.

     3.2  FEEDBACK WITH CUSTOMERS.

          3.2.1 COMPANY shall respond promptly and professionally to Customers' questions regarding the procedure for ordering Products and any other questions regarding their orders. In communicating with AEC in connection with Customer's inquiries, COMPANY shall use e-mail or other on-line connectivity to AEC whenever reasonably possible.

          3.2.2 COMPANY will provide a feedback area on the Service where users can notify COMPANY of corrections, additions, errors, and other comments about the Databases and to forward those comments to the All-Music Guide Staff.

     3.3 FAULTY INFORMATION. COMPANY shall reimburse AEC for all shipping and other costs incurred with respect to the processing of an order if COMPANY caused information, other than the correct order information (as provided by a customer), to be provided to AEC.

     3.4 MINIMUM SALES. COMPANY guarantees that Customers shall purchase a minimum of $25,000 in net purchases per month during the Term beginning with the first calendar month commencing after the ninetieth day (i.e., start-up period) of the Term. The failure of Customers in any month, beginning with such first month, to make such monthly minimum purchase may be deemed (at AEC's option) a material failure by COMPANY to perform its obligations hereunder.

     3.5  PAYMENT, REPORTS AND AUDITS.

          3.5.1 AEC's EDI Status File system provides electronic notification and invoicing information to COMPANY. Should COMPANY require hard copies of invoices, AEC shall provide COMPANY the first 50 invoices each month at no cost, thereafter copies shall be charged to COMPANY at a rate of $.50 each.

          3.5.2 AEC shall invoice COMPANY for its CDF fulfillment services (included the costs related thereto and as provided herein) twice each month for the preceding invoiced period. The Consignment Product Handling Fee (set forth on Ex. III) shall be separately itemized on each invoice. COMPANY shall pay each invoice within fifteen (15) days of receipt thereof.

          3.5.3 COMPANY shall provide AEC, within thirty (30) days after each calendar month, a summary sales report detailing COMPANY's Net Sales of products pursuant hereto during each calendar month, which report shall be a basis, inter alia, for the calculation of COMPANY's monthly sales (and the License Fee derived therefrom).

          3.5.4 CREDIT LIMIT/LATE PAYMENT. COMPANY is granted an initial credit amount of $100,000. AEC shall monitor the credit limit amount and may increase the credit limit as COMPANY's purchases with AEC increase; provided, however, AEC may make requested adjustments to the stated credit limit if, and only if, COMPANY's payment history and credit worthiness are satisfactory to AEC, as determined by AEC in its sole discretion. Nonetheless, any payments not received by AEC when due shall, at AEC's election, carry finance charges as follows: AEC will compute interest on the unpaid balance at the lower of either one and one half (1-1/2%) percent per month, which is an annual rate of eighteen (18%) percent, or at the highest rate permitted by applicable law.


          3.5.5 All payments and reports shall be sent to AEC at the following address: AEC One Stop Group, Inc., 4250 Coral Ridge Drive, Coral Springs, Florida 33065, Attention: Accounts Receivable - CDF.


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                                                                        Page 7

          3.5.6     (a)       AEC, shall have the right to inspect the books
and records of COMPANY wherever the same may be, insofar as said books and records pertain to the royalties payable to AEC hereunder. Such examination shall take place during normal business hours, at COMPANY's place of business, upon reasonable notice to COMPANY, at AEC's sole cost and expense, and not more than once per calendar year. Any such inspection must be undertaken within two years after the end of the calendar year being inspected.

                    (b) COMPANY shall have the right to inspect the books and records of AEC wherever the same may be, insofar as said books and records pertain to the sales of Products or Consignment Products. Such examination shall take place during normal business hours, at AEC's place of business, upon reasonable notice to AEC, at COMPANY's sole cost and expense, and not more than once per calendar year. Any such inspection must be undertaken within two years after the end of the calendar year being inspected.

     3.6  CONSIGNMENT PRODUCTS.COMPANY agrees to comply with the terms of
Exhibit III hereto with respect to COMPANY's Consignment Products (including, but without limitation, providing appropriate descriptions of the Consignment Product, insuring such product, etc.)

4.   CONFIDENTIALITY AND PROPRIETARY RIGHTS.

     4.1 During and following the term hereof, each party to this Agreement expressly undertakes to retain in confidence, and to require and cause its subsidiaries and affiliates and its and their respective employees, contractors and agents to retain in confidence, all information and know-how transmitted to such party (the Receiving Party) (i) which the disclosing party hereunder (the Disclosing Party) has identified in writing as being proprietary and/or confidential or (ii) which the Receiving Party reasonably should know, based upon the nature of the information being disclosed, ought to be treated as confidential (collectively "Confidential Information"). The Receiving Party will make no use of such Confidential Information except as expressly authorized under this Agreement. Either party may, however, disclose Confidential Information if required by law, provided such Party shall give the other reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent. Under no circumstances shall a Disclosing Party be entitled to terminate this Agreement for an alleged unauthorized use or disclosure by the Receiving Party of Confidential Information which was not marked as "confidential" or "proprietary" unless such disclosure was made in bad faith (in which case the Disclosing Party may terminate this Agreement to the extent permitted under Section 7 herein).

     4.2 Without limiting the generality of Section 4.1, the parties agree that the following information disclosed by one party to the other shall be deemed Confidential Information: the capabilities, technical descriptions and source code relating to either party's released or unreleased software or hardware products or services; the marketing or promotion plans of any product or service of either party; either party's business policies or practices; and information received from others that either party is obligated to treat as confidential.

     4.3 Without limiting the foregoing, COMPANY agrees that the DATABASES and all information contained therein and/or provided by AEC hereunder, including but not limited to database layouts, schema, algorithms and linking and other program features, are and shall be treated as the Confidential Information. COMPANY agrees not to copy, disclose or otherwise make available the DATABASES, in any form, to any person for any purpose other than as necessary to permit COMPANY's use of the DATABASES as authorized herein. Any copies or reproductions of the Confidential Information shall bear the "AMG" logo and any other patent, copyright, trademark or proprietary notices contained in the original or as reasonably required by AEC. COMPANY shall take all reasonable steps to safeguard the DATABASES against unauthorized disclosure. COMPANY also agrees not to use such Confidential Information except as authorized under this Agreement, and, in particular, without limiting the foregoing, shall not use such information to develop a product that would be competitive with the DATABASES. AEC agrees not to copy, disclose, or otherwise make available COMPANY's customer identifying information to any third parties without COMPANY's express written authorization for any improper or unauthorized purpose.

     4.4 Both parties acknowledge that unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury which may be difficult to ascertain. Accordingly, both parties agree that the aggrieved party will have the right to seek and obtain injunctive relief from breaches of this Section 4, in addition to any other rights and remedies it may have. Both parties agree that each has and shall retain ownership rights to its own Confidential Information, and that upon expiration or termination of this Agreement each party shall return and shall not retain the Confidential Information of the other party.

     4.5 Notwithstanding anything in this Section 4 to the contrary, Confidential Information shall not be construed to mean any information which the Receiving Party can show: (i) is, or subsequently becomes, publicly available other than as a result of the Receiving Party's breach of any obligation owed to the Disclosing Party or a third party; (ii) became known to the Receiving Party prior to the Disclosing Party's disclosure of such information to the Receiving Party, (iii) became known to the Receiving Party from a source other than the Disclosing Party other than as a result of such source's breach of an obligation of confidentiality owed to the Disclosing Party, (iv) is independently developed by the Receiving Party, or (v) has been authorized for disclosure by the Disclosing Party.

     4.6 The provisions of this Section 4 shall survive termination or expiration of this Agreement.


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                                                                        Page 8

5.   WARRANTIES AND REPRESENTATIONS.

     5.1  BY AEC.

          5.1.1 GENERALLY. AEC warrants and represents for the benefit of COMPANY as follows: (i) the AEC services will be rendered in accordance with all requirements identified in this Agreement; (ii) AEC has all rights, licenses and authorizations required to enter into and perform this Agreement, and the performance by AEC of its obligations pursuant to this Agreement will not violate any United States federal, state or municipal laws, rules, regulations or ordinances or the provisions of any agreement to which AEC is a party or by which AEC is bound; (iii) any reports to be delivered to COMPANY hereunder will be complete and accurate to the best of AEC's knowledge; (iv) AEC has all the necessary rights to wholesale its Inventory to COMPANY and to fill orders for its Inventory on behalf of COMPANY.

          5.1.2 DATABASES. AEC represents and warrants that AEC (and its affiliates) is the rightful owner and/or licensor of the DATABASES, including the copyrights, trademarks, trade names or other property rights contained therein and being licensed herein by AEC.

                    Notwithstanding the foregoing, AEC does not warrant that it owns any rights to the digitized or electronic images (e.g., album cover graphics, portraits, etc) ("Images") required for COMPANY to use such Images for any application. It shall be COMPANY's sole responsibility to identify and solicit any necessary approvals for its use of the Images. AEC and its affiliate, MATRIX, shall not be liable for any indirect, special, incidental, exemplary, consequential or other loss or damages arising out of or caused by the licensing, delivery, installation or operation of the Images.

     5.2 BY COMPANY. COMPANY warrants and represents for the benefit of AEC as follows: (i) COMPANY Responsibilities and promises herein will be rendered in accordance with all requirements identified in this Agreement; (ii) COMPANY has all rights, licenses and authorizations required to enter into and perform this Agreement, and the performance by COMPANY of its obligations pursuant to this Agreement will not violate any United States federal, state or municipal laws, rules, regulations or ordinances or the provisions of any agreement to which COMPANY is a party or by which COMPANY is bound; (iii) all orders for Products conveyed to AEC shall, to the best of COMPANY's knowledge, be accurately conveyed to AECincluding, as to each order, all information in the form provided by any Customer; (iv) COMPANY has the all necessary rights to sell Products to Customers; and (v) COMPANY has all necessary rights to sell the Consignment Products to Customers and to grant to AEC the right to fill orders for such products. Without limiting any of the terms of this Agreement, COMPANY expressly agrees that it will not, during the terms of this Agreement, or at any time thereafter, use the DATABASES to create similar databases, either for COMPANY's own use or for the use of any third party.

     5.3 SURVIVAL. The representations and warranties contained in this Section 5 are continuous in nature and shall be deemed first given upon the execution of the Agreement and shall survive termination or expiration of this Agreement.

6.   INDEMNIFICATION.

     6.1 BY AEC. AEC shall indemnify, hold harmless and defend COMPANY and all of COMPANY's employees, officers, directors and agents from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative) and expenses (including but not limited to reasonable attorneys' fees incurred, with or without suit, in arbitration or mediation, on appeal or in a bankruptcy or similar proceeding) (collectively, "Claims") threatened, asserted or filed by a third party against any of the aforesaid persons or entities to the extent that such third party Claims arise out of or relate to (i) the breach of any material warranty, representation or agreement made by AEC in this Agreement; or (ii) any grossly negligent or tortious act, willful misconduct or willful omission by AEC; provided, however, the foregoing indemnity obligation shall be binding if, and only to the extent that, the Claim at issue does not arise out of or relate to a matter in respect of which AEC is entitled to indemnification under Section 6.2 below.. and provided, further, that AEC shall not be liable for any errors, omissions or inaccuracies in the DATABASES, or the updates thereof unless caused by AEC's gross negligence or willful neglect. Furthermore, AEC shall not be liable for any delays or interruptions in the delivery, transmission or distribution of the DATABASES or the updates by reason of unavoidable equipment failure, communication circuit failure, power failure, Acts of God, government intervention, fire, flood, or other Acts beyond AEC's reasonable control. Any COMPANY modification of the DATABASES or any failure by COMPANY to implement any enhancements, improvements, or updates to the DATABASES as supplied by AEC shall void the indemnity under Section 6.1 of this Agreement

     6.2 BY COMPANY. COMPANY shall indemnify, hold harmless and defend AEC and all employees, officers, directors and agents of AEC from and against any and all subpoenas served, Claims threatened, asserted or filed by a third party against any of the aforesaid persons or entities to the extent that such third party Claims arise out of or relate to: (i) the breach of any material warranty, representation or agreement made by COMPANY in this Agreement; or (ii) any grossly negligent or tortious act, willful misconduct or willful omission by COMPANY. The foregoing indemnity obligation shall be binding if, and only to the extent that, the Claim at issue does not arise out of or relate to a matter in respect of which COMPANY is entitled to indemnification under Section 6.1 above.


                                                                 CONFIDENTIAL

     6.3 MANNER OF EXERCISE. Any person or entity that is entitled to be indemnified pursuant to this Section 6 ("Indemnified Party") must give prompt notice to the indemnifying party (the "Indemnifying Party") in writing of the occurrence of the Claim for which indemnity is requested and, at the option of the Indemnifying Party, the Indemnifying Party may assume the handling, settlement and defense of such Claim, in which event the Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party at the Indemnifying Party's expense. The Indemnifying Party shall reimburse the Indemnified Party on demand for any payment made by the Indemnified Party in respect of any Claim to which the foregoing indemnity relates which either (i) has resulted in an adverse judgment against the Indemnified Party or (ii) has been settled with the written consent of the Indemnifying Party, which it may withhold for any reason.

7.   DEFAULT AND TERMINATION.

     7.1 DEFAULT. In the event of a default (a "Default"), the non-defaulting party shall have the right to terminate this Agreement by giving notice to the other party under this Agreement and of its election to terminate this Agreement, after the non-defaulting party becomes aware of such Default. Each of the following is a Default:

                              (i)      The failure of either party to materially
perform any of such party's obligations contained in this Agreement, which failure has not been cured within ten (10) days, in the case of a breach in any payment obligation hereunder, or thirty (30) days, in the case of a breach in any other kind of obligation hereunder, after the non-breaching party provides notice to the breaching party describing the breach(s) in reasonable detail. The failure of AEC to meet any of its Performance Standards contained in Section
2.2.2 above (which Performance Standard has been measured and averaged over a calendar month) shall not be deemed material unless AEC shall fail to meet such Performance Standard by a margin greater than ten percentage points (10%) in any month.

                              (ii)     Notwithstanding anything to the contrary
in Section 7. 1 (i) , the failure of AEC to meet any of its Performance Standards (which Performance Standard has been measured and averaged over a calendar month) shall not be deemed material during any "Surge Month" (as hereinafter defined) , except as provided in this Section 7.1(ii). A "Surge Month" shall be deemed to have occurred when the average daily order volume for any calendar month (measured by the number of discrete orders placed, not the total number of Products ordered) (the "Average Daily Order Volume") exceeds the average of the previous two (2) calendar months Average Daily Order Volume by at least sixty percent (60%). If in any Surge Month AEC shall fail to meet any of its Performance Standards by a margin greater than ten percentage points (10 %), then AEC shall be in Default.

                              (ii)     The occurrence of any of the following:
(a) any party admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (b) any affirmative act of insolvency by any party filing by any party of any petition or action under any bankruptcy, reorganization, insolvency, arrangement, liquidation, dissolution or moratorium law, or any other similar law or laws for the benefit of, or relating to, debtors; (c) the filing, by any third party, against any party of any petition or action of the type described in clause (b) above, which has not been either controverted by such party within fifteen (15) days after its receipt of the service of process dating to such filing, or stayed or dismissed within thirty (30) days after the time of such receipt; (d) the subjection of a material part of any party's property to any levy, seizure, assignment or sale for or by any creditor, third party or governmental agency, provided that such levy, seizure, assignment or sale has not been stayed, discharged or reversed within thirty (30) days after the date of issuance of the order or decree which authorized the same; or (e) the issuance of an injunction enjoining either party from performing any of its material obligations hereunder, which injunction has not been stayed, discharged or reversed within thirty (30) days after the date of issuance of the order or decree which authorized the same.

     7.2 EFFECT OF DEFAULT. If there is a Default, this Agreement shall terminate and the parties shall have all rights and remedies provided in this Agreement upon termination in addition to those rights and remedies it may have under law or equity, subject to Section 8 hereof.

     7.3 EFFECT OF TERMINATION. Upon the expiration or termination of this Agreement for any reason whatsoever the license granted to COMPANY hereunder shall immediately terminate and all rights of the COMPANY with respect to the AMG Databases shall immediately cease. COMPANY shall purge all copies of the AMG Databases from COMPANY'S computer system and from any other computer storage device or medium on which COMPANY has placed the AMG DATABASES and an officer of COMPANY shall certify in writing to AEC to such cessation and destruction.

8.   LIMITATION OF LIABILITY.

     NEITHER OF THE PARTIES HERETO SHALL HAVE ANY LIABILITY TO THE OTHER PARTY HERETO OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES ARISING UNDER THE TERMS OF THIS AGREEMENT, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing shall not be interpreted to limit any party's right to be fully indemnified to the extent provided under Section 6 for damages claimed by a third party. COMPANY acknowledges that nothing in this Agreement shall be deemed to establish a contractual or other legally recognizable relationship between AEC and a Customer, it being agreed that the services provided hereunder are for COMPANY's


                                                                 CONFIDENTIAL
benefit and as agent for COMPANY. COMPANY shall be responsible for ensuring compliance with all laws and regulations governing the sale and distribution of Product as described herein.

9.   FORCE MAJEURE.

     Except for obligations under Section 4 (Confidentiality) and obligations of payment, the executory obligations of the parties hereunder shall be excused to the extent, but only to the extent, delayed or prevented by Acts of God, including, without limitation, earthquake, storm, flood, fire, explosion, power failure, civil insurrection, or any other cause beyond the reasonable control of the affected party hereto and which such party could not by reasonable diligence have avoided (collectively, "Force Majeure"), provided that written notice of such Force Majeure is given by the affected party to the other within twenty
(20) days of such party's becoming affected by the Force Majeure. Furthermore, in the event such notice is timely given, no failure or delay by either party in the performance of any of its obligations (other than Confidentiality obligations) as a result of a Force Majeure shall give rise to any liability to the other party for any loss, injury, delay, or other casualty suffered or incurred by such other party due to such Force Majeure. The party directly affected by a Force Majeure shall use all reasonable efforts to minimize the effects of the same. At the election of the party not directly affected by a Force Majeure, a period of time equal to the duration of any suspension of performance by the other party as a result of a Force Majeure shall be added to the end of the then current term of this Agreement, and such term shall be accordingly extended.

10.  TRADEMARKS/COPYRIGHT NOTICES.

     10.1 COMPANY agrees that AEC shall be entitled to include one of its All-Music Guide trademarks and/or service marks with an associated design or logo (individually and collectively, the "AEC Marks") on the presentation of AEC's DATABASE information (e.g., page view, discography listing, biography, album review, album track listing, etc.) within the On-Line Store during the Term. Such presentations shall be determined by AEC in its sole discretion, but subject to COMPANY's prior written approval, which approval shall not be unreasonably withheld or delayed.

     Without limiting the foregoing, it is understood by both parties, that best positioning of the AEC Marks within the On-Line Store is best determined by AEC, and COMPANY agrees that the common goal with respect to AEC's Marks displayed on the On-Line Store is to inform the viewer that the data viewed has been provided by AEC The acceptable forms of markings for the DATABASE information, as well as the copyright notices that must appear with the presentation of the DATABASE information, are set forth on Exhibit II- Trademark Specifications and Copyright Notices.

     During the term of the Agreement, COMPANY grants AEC a limited, nonexclusive license to use the COMPANY Marks in promotional materials, provided that both parties have mutually approved of such materials in writing, which approval shall not be unreasonably withheld or delayed. Such license shall be deemed withdrawn at the termination, for any reason, of this Agreement. Nothing contained in this Agreement shall be construed as an assignment or grant to AEC of any right, title or interest in or to COMPANY Marks other than such promotional use, and in the carrying out of AEC obligations hereunder. All rights relating to the COMPANY Marks are expressly being reserved by COMPANY, except for the limited license granted above to AEC, and all good will associated with COMPANY Marks inures to the benefit of COMPANY.

     10.2 The COMPANY acknowledges that AEC is the sole owner of all right, title and interest in the AEC Marks but not the COMPANY Marks. Nothing contained in this Agreement shall be construed as an assignment or grant to COMPANY of any right, title or interest in or to the AEC Marks. All rights relating thereto are expressly being reserved by AEC, except for the limited licenses granted to COMPANY above, and all good will associated with the AEC Marks inures to the benefit of AEC.

     10.3 For the avoidance of doubt, nothing contained in the foregoing provisions of this Section 10 shall be construed to supersede the requirements that COMPANY reproduce and display such logos and any copyright notices as relate to the DATABASES. During the term of the Agreement, parties agree that the MATRIX and/or AMG logos shall appear prominently in all promotional materials prepared by either party, whether or not the AEC Marks or the Company Marks appear.

11.  GENERAL.

     11.1 Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, statements and writings among the parties relating thereto with regard to the subject matter hereof. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by both of the parties hereto.

     11.2 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida and the United States of America, without regard to the principles of conflicts of law. The parties hereby consent to and submit to the sole jurisdiction of a competent court located in the State of Florida. Such court shall be the sole and exclusive venue for resolution of any disputes or


                                                                 CONFIDENTIAL
disagreements between the parties relating to this Agreement or the transactions contemplated hereby or otherwise arising hereunder or with respect to any breach of the terms and provisions hereof.

     11.3 Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

     11.4 Each of the parties hereby covenants and represents to the other that neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will cause a breach under, or violate provisions of, any other agreement to which it is a party or by which its assets are or may be bound. This Agreement and all obligations and rights herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     11.5 This Agreement is not intended to create any relationship other than AEC as an independent contractor performing services covered by this Agreement, and COMPANY as the party contracting with AEC for those services. No party is a partner or a legal representative of the other for any purpose whatsoever. No party is authorized to make any contract, agreement or warranty on behalf of any other party. Under no circumstance shall one party's employees be construed to be employees of any other party.

     11.6 All notices given to the parties hereunder and all statements and payments hereunder shall be addressed to the parties at the address set forth below or at such other address as shall be designated by the parties in writing from time to time:

If to COMPANY:             To Name and Address Indicated on Cover Page hereto

If to AEC:                                        with a copy to:

AEC One Stop Group, Inc.                          Alliance Entertainment Corp.
4250 Coral Ridge Drive                            4250 Coral Ridge Drive
Coral Springs, Florida 33065                      Coral Springs, Florida 33065
Attn: ____________________                        Attn: General Counsel

All notices shall be in writing and shall be personally delivered, or served by certified mail, return receipt requested, or by overnight mail service such as Federal Express, all charges pre-paid. Except as otherwise provided herein, such notices shall be deemed given three days after mailing or delivery to an overnight mail service, all charges prepaid, except that notices of change of address shall be effective only after actual receipt thereof. The failure of the recipient to accept or receive notice given by certified mail, return receipt requested, postage pre-paid, does not affect the validity of the notice.

     11.7. The terms and provisions of this Agreement that by their sense and context are intended to survive the performance of such term or provision or of this Agreement shall so survive the completion of performance and termination of this Agreement, including without limitation the provisions of Sections 4, 5 and 6 hereof.

     11.8. Waiver by either party of a default or breach or a succession of defaults or breaches, or any failure by either party to enforce any rights hereunder, shall not be deemed to constitute a waiver of any subsequent default or breach with respect to the same or any other provision hereof, and shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default or breach.

     11.9. The captions used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

     11.10. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which taken together shall be deemed one and the same instrument.

                        END OF GENERAL TERMS & CONDITIONS


                                                                 CONFIDENTIAL

Agreed:

Company Name:     AUDIOHIGHWAY.COM                                               AEC ONE STOP GROUP, INC.

Name:             Nathan Schulhof                                   Name:
                 -----------------------------------------                     ------------------------------------
                  Individual signing (Please print)                              Individual signing (Please print)

Signature:                                                          Signature:
                 -----------------------------------------                     ------------------------------------

Title:            President & CEO                                   Title
                 -----------------------------------------                     ------------------------------------


                                                                 CONFIDENTIAL

                                    EXHIBIT I

                               FULFILLMENT PRICES

AEC ONE STOP GROUP
ONE STOP MAJOR LABEL AND MAJOR INDEPENDENT PRICE LIST


I.       AUDIO:

BMG                                          WEA                                          EMD
CD              2%     CS          2%        CD             2%     CS          2%         CD            2%     CS              2%
17.98  13.09    12.83  10.98 7.50  7.35      17.98   13.09  12.83  10.98  7.50 7.35       17.98  13.09  12.83  10.98  7.50   7.35
16.98  12.09    11.85  9.98  6.75  6.62      16.98   12.09  11.85  9.98   6.75 6.62       16.98  12.09  11.85  9.98   6.75   6.62
15.98  11.35    11.12  7.98  5.35  5.24      15.98   11.35  11.12  7.98   5.35 5.24       15.98  11.35  11.12  7.98   5.35   5.24
13.98  10.59    10.38  6.98  4.69  4.60      13.98   10.59  10.38  6.98   4.25 4.17       13.98  10.59  10.38  6.98   4.69   4.60
11.98  8.85     8.67   5.98  4.25  4.17      11.98   9.09   8.91                          11.98  9.09   8.91   5.98   4.25   4.17

CLASSICAL - BMG                              CLASSICAL - WEA                              UNIVERSAL
CD              2%                           CD             2%                            CD            2%     CS              2%
17.98  13.09    12.83                        17.98   13.35  13.08                         17.98  13.09  12.83  10.98  7.50   7.35
16.98  12.09    11.85                        16.98   12.09  11.85                         16.98  12.09  11.85  9.98   6.75   6.62
15.98  11.35    11.12                        15.98   11.35  11.12                         15.98  11.35  11.12  7.98   5.35   5.24
9.98   8.09     7.93                         9.98    8.09   7.93                          13.98  10.59  10.38  6.98   4.69   4.60
                                                                                          12.98  9.09   8.91   5.98   4.25   4.17
                                                                                                               11.98  7.99   7.83

PGD                                          SONY                                         INDEPENDENT PRICING
CD              2%     CS          2%        CD             2%     CS          2%         CD            2%     CS              2%
17.98  13.09    12.83  10.98 7.50  7.35      17.98   13.09  12.83  10.98  7.50 7.35       17.98  13.09  12.83  13.98  10.49  10.28
16.98  12.09    11.85  9.98  6.75  6.62      16.98   12.09  11.85  9.98   6.75 6.62       16.98  12.09  11.85  12.98  9.99   9.79
15.98  11.35    11.12  7.98  5.35  5.24      15.98   11.35  11.12  7.98   5.35 5.24       15.98  11.35  11.12  11.98  8.99   8.81
13.98  10.59    10.38  6.98  4.69  4.60      13.98   10.59  10.38  6.98   4.69 4.60       14.98  11.09  10.87  9.98   6.99   6.85
11.98  8.85     8.67   5.98  4.25  4.17      11.98   9.09   8.91   5.98   2.99 2.93

CLASSICAL - PGD                              CLASSICAL - SONY
CD              2%                           CD             2%
15.98  11.35    11.12                        16.98   12.09  11.85
9.98   8.09     7.93                         15.98   11.35  11.12
7.98   5.35     5.24                         10.98   9.09   8.91
                                             9.98    8.09   7.93

N.B. If products are not on lists above, and not in AEC's regular inventory holdings, pricing shall be based on cost to AEC and mark-up consistent with creation of above price list, and general market pricing.

II.      VIDEO AND DVD

All VHS and DVD product shall be priced at actual manufacturer cost (as published by the manufacturer) plus a twelve percent (12%) AEC markup.


                                                                 CONFIDENTIAL

III.     VOLUME DISCOUNTS

         The following discounts shall apply to sales within the indicated ranges:

                      ANNUAL SALES                          DISCOUNT
                      $1,000,001 - $7,500,000               .25%
                      $7,500,001 - $15,000,000               .5%
                      $15,000,001 - $25,000,000             .75%
                      $25,000,001 and up                    1.0%

         For example, for annual sales of $8,000,000, the discount shall apply as follows: the first $1,000,000 in sales shall not be discounted. A discount of
 .25% shall apply to the next $6,500,000 in sales. The remaining $500,000 in sales shall be discounted by .5%.

         The discount shall be calculated by AEC within 90 days after each year during the term hereof. The discount shall be applied as a credit against COMPANY's purchases in the ensuing year.


                                                                 CONFIDENTIAL

                                   EXHIBIT II

                 TRADEMARK SPECIFICATIONS AND COPYRIGHT NOTICES

ALL MUSIC GUIDE:

         The following DATABASE information will be marked with the following All Music Guide logo and branding: Artist Biographies, Essays, and Album Reviews will be marked "AMG Biography" and "AMG Review," and "AMG Essay". After each biography and album review, the name of the author, and the term "AMG" will be listed. Ratings will be marked "AMG Ratings", relational elements such as the following will be marked as: "AMG Roots & Influences", "AMG Similar/Related Artists", "AMG Music Maps", "AMG Track Listings" and "AMG Similar Albums".


ALL-MOVIE GUIDE:

         The following DATABASE information will be marked with the following All Movie Guide logo and branding: Artist Biographies, Essays, MovieViews, and Album Reviews will be marked "AMG Biography" and "AMG Review," and "AMG MovieView," and "AMG Essay." After each biography and album review, the name of the author, and the term "All-Movie Guide" will be listed. Ratings will be marked "AMG Ratings", relational elements such as the following will be marked as: "AMG Movie Recommends."

Set forth on the following pages are examples of the presentations of the All Music Guide DATABASE elements, and the appropriate copyright notices, which are pre-approved by AEC.


                                                                 CONFIDENTIAL

                                   EXHIBIT III

              CONSIGNMENT INVENTORY OPERATIONAL AND BUSINESS RULES

1) Company agrees to provide AEC with a detailed description the SKU's and an estimated quantity of each SKU, and the Suggested Retail Price (SRP) for each SKU prior to AEC moving forward on establishing a consignment service.

2) Common items (items that exist in the AEC One Stop Group product file) will not be accepted as consignment inventory. a) If a product is in the AEC One Stop Group database but not stocked, the product will be handled as a backorder.

3) Consignment product will be warehoused separately. These products will not be intermingled with other AEC inventory and will not be made available to other retail entities unless mutually agreed upon in writing by AEC and Company.

4) All consignment products must have at least ONE identifiable SKU number (catalog number) on each item (preferably on the spine or other visible area of the SKU).

5) All consignment products must have a UPC code ON EACH INDIVIDUAL PRODUCT BEFORE ITS ARRIVAL TO AEC.

     a) All products must have ONE UPC code assigned and displayed on each item of consignment product. If the assignment of a UPC is not possible by Company, then AEC and Company will determine a means whereby AEC we provide this as an added service. The standard fee charged for the application and creation of a UPC is $0.25 per each piece.

     b) All products must be in received in "READY-TO-STOCK" condition. Meaning, t-shirts must be individually folded (and bagged if Company requires them to be so), etc. If items are not received in READY-TO-STOCK condition, AEC will provide this service per individual item for an additional $0.25 per each piece.

6) AEC will carry no more than 30 pieces of each consignment item unless otherwise negotiated and no more than 300 unique items (SKU's) may be sent to AEC, unless otherwise agreed to.

7)   AEC will be afforded a one (1%) shrinkage factor.

8) AEC will accept new SKU's (into the database once a month); new SKU's must be received at AEC by the 5th of each month, unless otherwise agreed.

9) Consignment product information (descriptive information identifying the product) must be submitted in the attached format. This information must be submitted at least one week prior to placing a purchase order for these goods, giving AEC's data entry operators enough time to enter the detailed product information into the AEC product database.

10) A complete list of items and the number of pieces per item to be delivered must be provided to AEC at least one week prior to shipment of the goods as per the purchase order format provided. This allows creation of the PO, which, in turn, generates the data, required to facilitate proper receipt of the goods into the AEC warehouse.

11) All packages received at the AEC receiving docks must be clearly marked as [COMPANY NAME - CONSIGNMENT GOODS].


                                                                 CONFIDENTIAL

12) AEC will charge $5.00 per location (a location is a bin established in the warehouse to house the SKUS) per month for each SKU not achieving a minimum turn rate of 12 turns annually. The annual turn rate calculation will begin 90-days after SKU has arrived to AEC and will be measured monthly on a rolling 90-day period. AEC warehouse space is at a premium, therefore, the location fee is applied to insure that all items stocked as consignment are active SKU's.

13) Corrugated shipping containers and related packaging materials (used to send consignment items to the consumer and to return merchandise to Company) will be purchased by AEC and charged (at AEC's cost) back to Company.

14) Retailer will provide necessary insurance coverage for all products warehoused at AEC and provide copies of such documentation.

15) All items received by AEC must have supporting documentation indicating that the items were obtained through legal channels and Company has the legal right to sell the product and to request AEC to warehouse and fill the orders on their behalf.

16) Consignment handling fees ("Consignment Product Handling Fees") are calculated as follows: For items sold to the consumer at the following Suggested Retail Price the following table identifies the handling fees AEC will charge Company.

           SRP                                          AEC HANDLING FEE PER
           ---                                          --------------------
                                                        ITEM SHIPPED
                                                        ------------
           $0.00  to  $19.99                                 $2.00
           $20.00 to  $49.99                                 $2.50
           $50.00 to  $99.99                                 $3.00
           $100.00 to    $XXX.XX                             $4.00


                                                                 CONFIDENTIAL